UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

ALLIED GAMING & ENTERTAINMENT INC.
(Name of Registrant as Specified In Its Charter)

KNIGHTED PASTURES, LLC ROY CHOI WALTER IVEY DELPH III JENNIFER VAN DIJK PETER CHUN HOWARD DONALDSON ADAM RYMER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Knighted Pastures, LLC, a California limited liability company (“Knighted”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2024/2025 annual meeting of stockholders of Allied Gaming & Entertainment Inc., a Delaware corporation.

On June 5, 2025, Knighted issued the following press release:

Knighted Pastures Nominates Highly Qualified Director Candidates for Election to Allied Gaming’s Board at Upcoming Annual Meeting

Knighted’s Nominees Bring Deep Experience Across Media, Gaming, Technology, and Corporate Governance to Help Restore Accountability and Strategic Direction at Allied Gaming

Delaware Court Issues Status Quo Order Requiring Company to Hold Combined 2024/2025 Annual Meeting

Urges Stockholders to Vote for Knighted’s Majority Slate and Remove Incumbent Director to Fully Reconstitute the Board and Protect Stockholder Interests

LOS ANGELES, CALIFORNIA – June 5, 2025 – Knighted Pastures, LLC and its managing member Roy Choi, together the second-largest stockholder of Allied Gaming & Entertainment Inc. (NASDAQ: AGAE) (“Allied Gaming” or the “Company”), today issued the following open letter to fellow Allied Gaming stockholders regarding their nomination of a majority slate of highly qualified director candidates for election at the Company’s upcoming combined 2024 and 2025 annual meeting of stockholders:

Dear Fellow Allied Gaming Stockholders:

Knighted Pastures, LLC and its managing member Roy Choi (together with their affiliates, “Knighted,” “we” or “our”), the beneficial owners of approximately 27.2% of the outstanding shares of Allied Gaming & Entertainment Inc. (NASDAQ: AGAE) (“Allied Gaming” or the “Company”), are writing to you at a pivotal moment for the Company. Just weeks ago, following months of successful litigation brought by Knighted in the Delaware Court of Chancery (the “Court”), the Court entered an order staying proceedings and directing Allied Gaming to hold a combined 2024 and 2025 annual meeting of stockholders (the “Annual Meeting”) on August 4, 2025, while prohibiting the Company in the interim from engaging in any activity outside of the ordinary course of business. The Court’s order followed months of litigation challenging the Company’s dilutive stock issuance—intended to entrench the incumbent Board and interfere with stockholder rights as Knighted alleged—and the Company’s eleventh-hour decision to cancel the transaction to avoid a trial.

Our campaign is about restoring legitimacy and sound corporate governance practices to the Board, which we believe can only be achieved through a complete reconstitution. In recent years, the Company’s leadership has taken extraordinary steps to avoid accountability, including undertaking two highly dilutive transactions, litigation gamesmanship, and what we believe were improper attempts to manipulate the stockholder franchise. The Board also has failed to identify or pursue any meaningful strategy to invest in and grow existing operations or place the Company on a strong trajectory for future growth, leaving instead a trail of conflicted transactions and failed or unprofitable investments. As we write this, the current Board has failed to fulfill one of its most fundamental responsibilities: ensuring the Company’s timely compliance with SEC reporting requirements, including the filing of its Form 10-K and Forms 10-Q. Since late 2024, stockholders have been left entirely in the dark regarding the Company’s financial condition, which is simply inexcusable.

To stop these abuses and bring effective leadership to the Board, on June 2, 2025, Knighted delivered a letter (the “Notice”) to the Company nominating Peter Chun, Howard Donaldson and Adam Rymer for the Company’s Class C seats at the Annual Meeting. These nominees bring decades of experience across media, technology, gaming, and corporate governance. Together with our previously announced Class B nominees, Roy Choi, Walter Ivey Delph III, and Jennifer van Dijk, they represent a reconstituted majority that can refocus the Company on transparency, disciplined oversight, and long-term value creation. In addition to our nomination of director candidates and as described in greater detail below, the Notice also included a business proposal to remove, for cause, Yangyang Li, which we intend to submit to stockholders at the Annual Meeting.

Knighted’s Nominees

Knighted’s Class B nominees, Roy Choi, Walter Ivey Delph III, and Jennifer van Dijk, bring a diverse and complementary range of executive, operational, and boardroom experience across the entertainment, media, sports, technology, and investment sectors, as detailed in their biographies below:

●	Roy Choi is an accomplished entrepreneur and investor with deep roots in the gaming and entertainment industries. As CEO, Manager, and Co-Founder of Knighted Ventures, LLC, he has overseen the growth of a leading enterprise in cardroom gaming operations and adjacent verticals. Mr. Choi also serves as Chairman of PM Studios, a video game development and publishing company, and co-founder of the Bay Area Panthers of the Indoor Football League. His civic and nonprofit leadership includes serving on the Board of Trustees of the Southern California Institute of Architecture and Children in Harmony’s Amani Project and Kollaboration. Mr. Choi holds dual M.B.A. degrees from Columbia Business School and London Business School, and a B.A. in Cinema from the USC School of Cinematic Arts.
●	Walter Ivey Delph III is a seasoned executive with significant board and operating experience across technology and media. Mr. Delph has served as Chief Business Officer of Magic Leap, Inc., Partner and Managing Director at the Boston Consulting Group, and CEO of Fox Mobile Group. He has held leadership roles at Twentieth Century Fox, Verizon, Time Warner, and Goldman Sachs. Mr. Delph earned his B.A. from Middlebury College and an M.B.A. from Harvard University.
●	Jennifer van Dijk is a digital media and brand strategy leader with extensive experience building businesses at the intersection of sports, entertainment, and technology. She currently serves as CEO of Superplastic, a synthetic influencer and entertainment brand. Her prior leadership roles include President of Dapper Labs North America, CEO of Hoonigan, EVP of Digital and Content Partnerships at Wasserman, and Chief Strategy Officer of the LA Clippers. Ms. van Dijk has also held senior positions at the NBA and IMG. She holds a B.A. in Political Science from Mount Holyoke College.

Knighted’s Class C nominees bring distinct yet complementary experience spanning global brand strategy, media, gaming, and public company leadership, as detailed in their biographies below:

●	Peter Chun is a highly experienced executive in digital marketing and technology, currently serving as Executive Vice President and Global Head of Platforms, Algorithms and Culture at VaynerX, LLC. He brings over two decades of leadership across AI, digital commerce, and advertising platforms, including senior roles at SocialCode, Clickable, and Rakuten Advertising. Mr. Chun also co-founded Swaag.it, an AI-driven fashion discovery platform. He received his B.B.A. in Marketing from the George Washington University School of Business.

●	Howard Donaldson has spent over 30 years in the gaming, software, and digital media industries. He is the CEO of Lunar Owl Consulting and formerly held senior executive roles at Disney Interactive, Electronic Arts Canada, and Vanedge Capital. He also served as Chairman of DigiBC and held board seats at several private and public gaming and tech firms. Mr. Donaldson holds a B.B.A. from the University of Michigan and an M.B.A. from the University of Detroit.
●	Adam Rymer is the Chief Commercial Officer of Regal Cinemas and a veteran media and entertainment executive. He has held leadership positions at Legendary Entertainment, Universal Pictures, and Optic Gaming, and is currently Executive Chairman of WiVu, Inc., an out-of-home social content platform. Mr. Rymer also serves on the board of directors of Adeia Inc. (NASDAQ: ADEA). He received his B.A. from Harvard University and his M.B.A. from The Wharton School of the University of Pennsylvania.

The Case for Board Reconstitution

We believe that the Board, as currently constituted, has failed its stockholders. The Board has repeatedly engaged in self-serving transactions that have diluted stockholders, lacked transparency, and put shares into friendly hands, all in an effort to insulate the directors from accountability, while continuing to waste stockholder capital. After successfully securing the rescission of two separate entrenching transactions through litigation over the past year, Knighted is now seeking further accountability in the boardroom through not only its director nominations but also submission of a business proposal at the Annual Meeting to remove, for cause, Class A director Yangyang Li, Chairman of the Board, who played a central role in proposing and approving those damaging actions. Knighted believes that Mr. Li’s conduct reveals a pattern of behavior that is incompatible with the fiduciary duties owed to stockholders. This proposal, which will appear alongside Knighted’s director nominations in its forthcoming proxy materials, is a critical step toward delivering a Board that is experienced, disciplined and aligned with the best interests of all stockholders.

We encourage our fellow stockholders to carefully consider the future of the Company when voting at the Annual Meeting. In our view, the Board’s actions over the past two years—including dilutive share issuances, the adoption of a shareholder-unfriendly poison pill, failure to timely file key financial disclosures with the SEC, and efforts to manipulate the timing of the Annual Meeting and composition of the director classes—reflect a troubling practice of prioritizing the incumbent directors’ interests over those of the broader stockholder base. Further, we believe the incumbent directors have not acted in accordance with their fiduciary duties and in light of their misconduct, we believe that meaningful change requires a total overhaul of the Board, into one comprising highly qualified, experienced directors who are free from legacy loyalties and conflicted relationships. In our view, only after such a complete cultural shift can the Board provide the oversight, discipline, and accountability required to realign Allied Gaming’s strategy, restore stockholder confidence, and deliver value.

In the weeks to come, we look forward to engaging with our fellow stockholders and sharing our vision for meaningful, long-term change at Allied Gaming that puts the interests of all stockholders first. Thank you for your consideration.

Sincerely,
/s/ Roy Choi
Knighted Pastures, LLC

About Knighted Pastures, LLC

Knighted Pastures, LLC focuses on investing in promising companies to support their success.

Contact Information:

Sodali & Co.

Michael Verrechia / Bill Dooley

(212) 300-2470

AGAE@investor.sodali.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Knighted Pastures, LLC, a California limited liability company (“Knighted”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2024/2025 annual meeting of stockholders of Allied Gaming & Entertainment Inc., a Delaware corporation (the “Company”).

KNIGHTED STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Knighted, Roy Choi, Peter Chun, Walter Ivey Delph III, Jennifer van Dijk, Howard Donaldson, and Adam Rymer.

As of the date hereof, Knighted directly beneficially owns 8,906,270 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”). Mr. Choi, as the manager of Knighted, may be deemed to beneficially own 11,986,423, consisting of the 8,906,270 shares of Common Stock directly owned by Knighted and 3,080,153 shares of Common Stock directly beneficially owned by him. As of the date hereof, neither Ms. van Dijk nor Messrs. Chun, Delph, Donaldson, and Rymer beneficially own any securities of the Company.